Exhibit 5.3

Our ref FAC/618305/12270521v4

Your ref

to the Addressees named in the Schedule	Direct: 1 345 814 5402 Cell: 1 345 516 5402 E-mail:federico.candiolo@maplesandcalder.com

29 August 2007

Dear Sirs

Gol Finance

We have acted as counsel as to Cayman Islands law to Gol Finance (the “Company”) in connection with the offer to exchange, and related issue of, US$225,000,000 7.50% Senior Notes due 2017 that are to be registered under the Securities Act of 1933, as amended, for any and all of its unregistered US$225,000,000 7.50% Senior Notes due 2017. This opinion is being furnished to you in relation to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on 29 August 2007.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 16 March 2006;

1.2	the minutes of the meetings of the Board of Directors of the Company held on 29 March 2006, 16 March 2007 and 20 August 2007 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.4	a certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”);

1.5	the Indenture dated as of 22 March 2007 among the Company, the Guarantors named therein; The Bank of New York, as trustee, transfer agent, registrar and principal paying agent and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent (the “Indenture”);

1.6	The Registration Rights Agreement dated as of 22 March 2007 among the Company, the Guarantors named therein and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc.;

1.7	The Notes to be issued by the Company in accordance with the Indenture (the “Notes”);

1.8	The Preliminary Offering Memorandum dated 8 March 2007, the Final Offering Memorandum dated 19 March 2007, and the Prospectus constituting part of the Registration Statement relating to the Offer to Exchange US$225,000,000 7.50% Senior Notes due 2017 registered under the Securities Act of 1933, as amended, for any and all of the Company’s unregistered US$225,000,000 7.50% Senior Notes due 2017, each with respect to the issue by the Company of the Notes (collectively, the “Offering Memoranda”).

The documents referred to in paragraphs 1.5 to 1.6 (inclusive) above are collectively referred to as the “Transaction Documents”.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Transaction Documents and the Notes have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2	the Transaction Documents and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.3	the choice of New York law as the governing law of the Transaction Documents and the Notes has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6	no circumstance has arisen since the execution thereof such as for example by way of termination, breach, frustration, subsequent illegality (other than under Cayman Islands law) or otherwise which has affected the legal validity or enforceability of the Indenture or any other Transaction Documents and the Notes under any applicable laws;

2.7	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents and the Notes;

2.8	the Notes will be issued and authenticated in accordance with the provisions of the Indenture;

2.9	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York; and

2.10	the Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents, the Notes and to issue the Notes.

3.3	The issue of the Notes and the execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4	The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company and the Transaction Documents have been duly executed by a director on behalf of the Company and, assuming the Transaction Documents have been delivered by a director acting for and on behalf of the Company, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The Notes have been duly authorised by the Company and when the Notes are signed in facsimile or manually by a Director on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Indenture and delivered against due payment therefor the Notes will be duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

3.6.1	the execution, creation or delivery (and offering or issue, where applicable) of the Transaction Documents or the Notes by the Company;

3.6.2	the enforcement of the Transaction Documents or the Notes against the Company, subject always to the payment of the appropriate stamp duty; or

3.6.3	the performance by the Company of its obligations under any of the Transaction Documents or the Notes.

3.7	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

3.7.1	the creation, issue, delivery or transfer of the Notes;

3.7.2	the execution or delivery of the Transaction Documents;

3.7.3	the enforcement of the Transaction Documents; or

3.7.4	payments made under, or pursuant to, the Transaction Documents.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.8	The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Transaction Documents.

3.9	Based solely on our inspection on 28 August 2007 of the Register of Writs and Other Originating process in the Grand Court of the Cayman Islands from the date of incorporation of the Company there were no actions or petitions pending against the Company in the Grand Court of the Cayman Islands.

3.10	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will recognise a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.10.1	is given by a competent foreign court;

3.10.2	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.10.3	is final;

3.10.4	is not in respect of taxes, a fine or a penalty; and

3.10.5	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.11	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents or the Notes that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.12	The statements made in the Offering Memoranda under the heading “Taxation - Material Cayman Islands Tax Considerations” and “Enforcement of Civil Liabilities – Cayman Islands” are accurate in so far as such statements are summaries of Cayman Islands law.

3.13	None of the parties to the Transaction Documents (other than the Company) and no holder of a Note or holder of a beneficial interest in a Note is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands solely by reason of entering into the Transaction Documents or the holding of a Note or a beneficial interest therein.

3.14	The Transaction Documents are in such legal form that they may be enforced under the laws of the Cayman Islands (subject to the payment of appropriate stamp duty).

3.15	The submission by the Company in certain of the Transaction Documents to the non-exclusive jurisdiction (as applicable) of (i) courts (including federal courts) located in the State of New York or (ii) the United States District Court for the Southern District of New York or of any New York State court (in either case sitting in Manhattan, New York City) and any court located in the relevant parties’ own corporate domicile, is valid and binding upon the Company. The Company’s consent to service of process as set forth in certain of the Transaction Documents is, assuming that the same is true as a matter of the governing law of the relevant Transaction Document and as a matter of the law applicable in the place where the court to which the relevant parties so submit is situated, valid and binding upon the Company.

3.16	The Company is not entitled to any immunity under the laws of the Cayman Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the Cayman Islands to enforce or to collect upon the Transaction Documents or the Notes (including, without limitation, immunity from service of process, immunity from jurisdiction prior to entry of judgment or from attachment in aid of execution upon a judgment in respect of itself or its property).

3.17	None of the parties to the Transaction Documents, no holder of a Note is required to be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands in order to enforce their rights under, or by reason of the execution or delivery and performance of, any of the Transaction Documents to which they are, respectively, a party or the Notes.

3.18	There is no applicable money or interest limitation law in the Cayman Islands which may restrict the recovery of any amount expressed to be payable under or in connection with the Transaction Documents or the Notes.

3.19	Other than as described in the Offering Memoranda, under the current laws and regulations of the Cayman Islands, all payments of principal, premium (if any) and interest on the Notes may be paid by the Company to the registered holder thereof in United States Dollars and all such payments made to holders of the Notes will not be subject to Cayman Islands income, withholding tax or other taxes, duty, withholding, or deduction under the laws and regulations of the Cayman Islands and without the necessity of obtaining any governmental authorisation in the Cayman Islands.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents and the Notes are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

4.1.4	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5

 the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

4.1.6	obligations to make payments that may be regarded as penalties will not be enforceable;

4.1.7	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or the Notes in matters where they determine that such proceedings may be tried in a more appropriate forum; and

4.1.8	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents or the Notes whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2007 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Cayman Islands stamp duty may be payable if the original Transaction Documents or the Notes are brought to or executed in the Cayman Islands.

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4	The Company must make an entry in its Register of Mortgages and Charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Law (2007 Revision) of the Cayman Islands; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.6	A certificate, determination, calculation or designation of any party to the Transaction Documents or the Notes as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7	In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.8	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.9	We note that it is contemplated that certain of the Transaction Documents will be dated “as of” a certain date. Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.

4.10	We make no comment with regard to the references to foreign statutes in the Transaction Documents and the Notes.

4.11	We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion may be relied upon by the addressees only and may not be relied upon by any other person except with our prior written consent save that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us made under the captions “Enforcement of Civil Liabilities - Cayman Islands” and “Validity of the Exchange Notes” contained in the Prospectus in such Registration Statement. By giving our consent to the filing of this opinion as an exhibit to the Registration Statement, we do not admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/S/ MAPLES AND CALDER
MAPLES and CALDER

SCHEDULE

List of Addressees

Gol Finance

Ugland House

309GT

South Church Street

George Town

Grand Cayman

Cayman Islands

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Citigroup Global Markets Inc.

390 Greenwich Street, 4th Floor

New York, NY 10013

Gol Linhas Aéreas Inteligentes S.A.

Rua Gomes de Carvalho 1629

04547-006 São Paulo, SP

Brazil

Gol Transportes Aéreos S.A.

Rua Gomes de Carvalho 1629

04547-006 São Paulo, SP

Brazil

The Bank of New York

Corporate Trust Administration – Global Finance Unit

101 Barclay Street, Floor 21 West

New York, NY 10286

USA

Gol Finance

PO Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

20 August 2007

To:	Maples and Calder

PO Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

Dear Sirs

Gol Finance (the “Company”)

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted or registered on 16 March 2006 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Documents.

3	The minutes of the meetings of the board of directors held on 29 March 2006, 16 March 2007 and 20 August 2007 (the “Meetings”) at which the Transaction Documents were approved are a true and correct record of the proceedings of the Meetings, which were duly convened and held, and at which quora were present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

5	The resolutions set forth in the minutes of the Meetings were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of the Meetings and at the date hereof were and are as follows:

Constantino de Oliveira Júnior

Richard Lark

7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was able to pay its debts as they fell due and entered into the Transaction Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

9	Each director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state.

12	The Company has no employees.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ CONSTANTINO DE OLIVEIRA JÚNIOR
Director

Signature:	/s/ RICHARD F. LARK, JR.
Director